Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this "Agreement") is made as of January 14, 2004, by and between SEMELE GROUP, INC., a Delaware corporation (the "Company") on the one hand and James A Coyne ("Coyne") and Gary D. Engle ("Engle" and together with Coyne, the "Purchasers") on the other hand.

A.  Engle is the Chairman and Chief Executive Officer of the Company and Coyne is a director and Chief Operating Officer of the Company.

B.  The Company is a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and desires to engage in a series of transactions that will permit the Company to cease reporting under the Exchange Act and result in the Company's shareholders, other than the Purchasers, receiving, or having the opportunity to receive a cash payment for their shares.

C.  To the extent, if any, the Company does not have the monies available to fund the payments to the shareholders contemplated by this Agreement, the Purchasers are willing to contribute to the Company, on the terms herein, the monies needed to fund these payments.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the Company and the Purchasers agree as follows:

1.  Company’s Covenants
. The Company agrees to perform the following acts at its own cost and expense:

(a)  As soon as reasonably practicable following the date of this Agreement, the Company shall take all steps necessary to convene a special meeting of its shareholders (the "Special Meeting"), to seek approval of the shareholders of a 4,001 to 1 reverse split (the "Reverse Split") immediately followed by a 1 to 4,001 forward split (the "Forward Split" and, together with the Reverse Split, the "Split") of the Company's common stock to be effected within ten (10) days of receipt of Shareholder Approval (as hereinafter defined) (the "Effective Date"); provided that, in addition to the requisite approval under the Delaware General Corporation Law (the "DGCL"), to be effective the Split must be approved by the holders of a majority of the Company’s outstanding common stock present and voting at the Special Meeting, excluding, for these purposes, all shares of common stock owned, directly or indirectly, by the Purchasers (such requisite approval under the DGCL and approval by a majority of such shares shall hereafter be collectively referred to as the "Shareholder Approval"); and provided further, that the common stock owned, directly or indirectly, by the Purchasers shall be counted toward determining the existence of a quorum at the Special Meeting.

(b)  The Company shall prepare and file, as soon as reasonably practicable, with the Securities and Exchange Commission (the "SEC") all filings necessary and appropriate to obtain shareholder approval of the Split, including but not limited to preliminary and definitive proxy statements (collectively, the "Proxy Statements") and a Rule 13E-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"). The Company shall provide the Purchasers with copies of all filings with a reasonable amount of time to comment on the filings before filing with the SEC and shall use its reasonable best efforts to make therein all reasonable comments provided by the Purchasers. The Company shall pay the filing fees for the Schedule 13E-3 and the Proxy Statements and will use its commercially reasonable efforts to promptly respond to comments by the SEC concerning the Proxy Statements and/or the Schedule 13E-3. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, notification of SEC approval of the Proxy Statements and of any request by the SEC for amendments or supplements to the Schedule 13E-3, the Proxy Statements or for additional information, and will promptly supply the other parties with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Schedule 13E-3 or the Proxy Statements. If at any time prior to the Special Meeting, any event should occur relating to the Company which should be set forth in an amendment of, or a supplement to, the Schedule 13E-3 or the Proxy Statements, the Company will promptly inform the Purchasers of such event, and will, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company’s shareholders; provided that, prior to such filing or mailing, the Company shall consult with the Purchasers with respect to such amendment or supplement and shall afford the Purchasers reasonable opportunity to comment thereon.

(c)  If the Company obtains Shareholder Approval, it shall, as soon as reasonably practicable thereafter, file, or cause to be filed, with the Secretary of State of the State of Delaware, all forms, consents, certificates, agreements, documents and filing fees, necessary to effectuate the Split under, and in conformity with, the DGCL.

(d)  Promptly following Shareholder Approval, the Company shall send to the Purchasers written notice (the "Company Notice") disclosing the total number of shares to be repurchased by the Company as a result of the Reverse Split and the amount cash, in excess of the Company's cash on hand, if any, needed to fully fund the repurchase of all fractional shares resulting from the Reverse Split at $1.40 per pre-Reverse Split share and the costs associated therewith (the difference between the cash needed to fully fund the repurchase plus the associated costs and the Company's cash on hand is referred to herein as the "Funding Amount").

(e)  As soon as reasonably practicable following the Effective Date and following receipt of the Funding Amount (if any) from the Purchasers, the Company shall repurchase all fractional shares of common stock owned, directly or indirectly, by the shareholders on the record date of, and as a result of, the Reverse Split; provided the Company shall not be required to repurchase any fractional shares owned by such holders if the holder also owns a whole share of common stock after giving effect to the Reverse Split; provided further the repurchase of any fractional shares is subject to the prior delivery of certificates representing such shares of Company common stock (or duly prepared and executed affidavits of lost stock certificates and indemnification agreements with respect to the certificates representing such shares) to be repurchased accompanied by duly and validly executed and delivered letters of transmittal and other documentation reasonably required to be delivered to the Company. All repurchases shall be effectuated in accordance with the DGCL and all rules or regulations promulgated by the SEC, and upon the repurchase of such shares, the holder of such shares shall thereby have no further equity interest in the Company.

(f)  As soon as reasonably practicable following the Effective Date, the Company shall take all steps necessary to terminate the registration of its common stock under the Exchange Act.
(g)  The non-Purchaser members of the Company’s board of directors shall have resigned effective upon the closing date of the Split, provided that concurrent with such resignation the Company: (i) enters into an indemnification agreement with each resigning director, in the form attached hereto as Exhibit A ; and (ii) (A) agrees in writing to continue in effect its directors and officers liability insurance applicable to, among other persons, each resigning director substantially similar to its presently existing directors and officers liability insurance (the "D&O Policy") for five (5) years after the effective date of resignation or procures "tail" coverage for each resigning director on terms substantially similar to the terms and conditions of the Company’s existing D&O Policy, and (B) undertakes in writing to fund or cause to be funded or pre-funds all of the premium payments necessary to maintain the D&O Policy or the "tail" coverage for a period of five (5) years from the effective date of resignation; provided, however, that if the aggregate annual premium for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company as of the date hereof for such insurance, then the Company shall provide or cause to be provided coverage in an amount equal to the greater of (X) only such coverage as shall then be available at an annual premium equal to 200% of such rate and (Y) such coverage as shall then be available to either of the Purchasers under the D&O Policy or such "tail" coverage (but in no event greater than the coverage otherwise required under this paragraph).

2.  Purchasers’ Covenants . The Purchasers, jointly and severally, agree to perform the following acts at their own cost and expense:

(a)  The Purchasers shall cooperate with the Company in preparing and filing the Proxy Statements and Schedule 13E-3.

(b)  Within two (2) business days following receipt of the Company Notice, the Purchasers shall contribute to the Company the Funding Amount in immediately available funds to be effected by the sale by the Company to the Purchasers of such number of shares of newly issued common stock as may be purchased by the Funding Amount at a purchase price of $1.40 per pre-Reverse Split share.

(c)  As soon as reasonably practicable following Shareholder Approval, the Purchasers, or one or more affiliates of the Purchasers, shall commence a tender offer to purchase all of the outstanding shares of common stock of the Company, except for shares owned by the Purchasers, that are not otherwise being repurchased by the Company pursuant to Section 1(e) above, at a price equal to $1.40 per share of common stock owned by persons on the record date of the Split (the "Tender Offer"). The Tender Offer shall be made in compliance with all rules or regulations as promulgated by the SEC and shall be open for a minimum of sixty (60) days commencing from the date of mailing of the tender offer documents The Tender Offer shall be subject to the terms and conditions set forth in Exhibit B attached hereto. The Company shall cooperate with the Purchasers in connection with the Tender Offer.

(d)  So long as the Company has performed all of its obligations under this Agreement that are required to be performed on or prior to the Effective Date, the Purchasers shall not object to any action in law or equity brought by any shareholder of the Company, including a derivative action brought on behalf of the Company, in any venue that has proper jurisdiction over such claim, to enforce the Purchasers’ obligation to commence and complete the Tender Offer in accordance with, and subject to, the terms of this Agreement and Exhibit B .

3.  Conditions of the Parties
.
(a)  The Company's obligation to purchase fractional shares pursuant to Section 1(e) is expressly conditioned upon the Purchasers delivering the Funding Amount to the Company in accordance with Section 2(b) .

(b)  The Purchasers' obligations hereunder are expressly conditioned upon Shareholder Approval. Subject to Sections 1(g) and (2(d) above, the Purchasers’ obligations to contribute the Funding Amount and to commence, by themselves or through one or more affiliates, the Tender Offer are also expressly conditioned upon the resignation of the non-Purchaser members of the Company’s board of directors upon the Effective Date, provided that the Purchasers shall use their commercially reasonable efforts to cause the Company to concurrently fulfill its obligations under Section 1(g) .

4.  Representations and Warranties
.
(a)  The Company represents and warrants to the Purchasers that: (i) the Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware; (ii) this Agreement and the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company or a duly authorized committee thereof and, other than the Shareholder Approval, no other corporate approval is required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby; (iii) the issuance of the shares of common stock of the Company to the Purchasers as contemplated by Section 2(b) hereof shall be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"); and (iv) the board of directors of the Company has received from Duff & Phelps LLC an opinion on January 14, 2004, regarding the fairness of the consideration to be paid to shareholders in the transactions contemplated hereby.

(b)  Each of the Purchasers, severally and not jointly, as of the date hereof and the Effective Date, represents and warrants to the Company (i) that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Purchaser will not constitute a default under, violate or conflict with any material agreement to which such Purchaser is a party or by which such Purchaser or his assets are bound, any law, rule or regulation, or any order, judgment or decree applicable to him and will not result in the imposition of a lien on any of his assets; (ii) such Purchaser is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act; (iii) each Purchaser will hold any shares issued pursuant to Section 2(b) hereof for investment only and not with a view towards distributing these shares; and (iv) each Purchaser understands that a restrictive legend may be placed on, and transfer restrictions imposed with respect to, shares of common stock of the Company issued to such Purchaser pursuant to Section 2(b) hereof.

5.  Governing Law . This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.  Counterparts . This Agreement may be executed in counterparts, each of which shall constitute an original, but all together shall constitute one and the same instrument.

7.  Successors and Assigns . Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned by either party without the written consent of the non-assigning party.

8.  Entire Agreement; Amendments . This Agreement constitutes the full and entire understanding and Agreement between the parties with regard to the subject hereof. This Agreement or any term hereof may be amended, waived, discharged or terminated solely by a written instrument signed by the Company and Purchasers.

9.  Notices . All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, or nationally recognized overnight courier, addressed (a) if to Purchasers, 200 Nyala Farms, Westport, CT 06880, Attention: James A. Coyne, with a copy to Nixon Peabody LLP, 437 Madison Avenue, New York, New York 10022, Attention: Richard F. Langan, Jr., Esq., or at such other address as shall have been furnished to the Company upon not less than ten days notice in writing, or (b) if to the Company, 200 Nyala Farms, Westport, CT 06880, Attention: Richard Brock, with a copy to Shefsky & Froelich Ltd., 444 North Michigan Avenue, Suite 2500, Chicago, Illinois 60611, Attention: Michael J. Choate, Esq., or at such other address as shall have been furnished to the Purchasers upon not less than ten (10) days written notice.

10.  No Presumption Against Drafter . Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any provisions of this Agreement.

11.  Conduct of the Business . Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Date, and except with respect to actions taken by, at the direction of, or with the approval of, the Purchasers, the Company shall operate its business in the ordinary course of business.

12.  Termination . This Agreement may be terminated and abandoned at any time prior to the Effective Date, whether before or after Shareholder Approval: (a) by mutual written consent of Purchasers and the Company; or (b) by either Purchasers or the Company: (i) if, upon a vote at the Special Meeting or any adjournment thereof, Shareholder Approval shall not have been obtained; (ii) if the Split shall not have been consummated on or before September 30, 2004, provided that the failure to consummate the Split is not attributable to the failure of the terminating party to use its commercially reasonable efforts to fulfill its obligations pursuant to this Agreement; (iii) if there shall be any law or regulation that makes consummation of the Split or Tender Offer illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining or otherwise restraining the Purchasers or the Company from consummating the Split or Tender Offer is entered; (iv) by the Purchasers, if, prior to the Effective Date, the Company shall breach, in any material respect, any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived within ten (10) days of notice thereof from the Purchasers; or (v) by the Company, if Purchasers shall breach in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured or waived within ten (10) days of notice thereof from the Company. In the event of the termination and abandonment of this Agreement pursuant to this Section 12 , this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, agents, directors, officers or shareholders and all rights and obligations of any party hereto shall cease.

13.  Public Announcements . Purchasers, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the existence of and transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the consent of the other party following such consultation, except as may be required by applicable law, regulation or judicial process, and in such case only after reasonable notice to the other party.

14.  Non-survival of Representations and Warranties . None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the completion of the Tender Offer, provided, however, this Section shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Date.

15.  Fees and Expenses . Except as provided otherwise in this Agreement, whether or not the Split and the Tender Offer shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed as an agreement under seal as of the date and year first written above.

THE COMPANY:

SEMELE GROUP, INC.

By:	/s/ Richard K. Brock
Its:	Chief Financial Officer

PURCHASERS:

/s/ James A. Coyne
JAMES A. COYNE

/s/ Gary D. Engle
GARY D. ENGLE

EXHIBIT A
INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this "Agreement") is made as of __________, 2004, by and between SEMELE GROUP, INC., a Delaware corporation (the "Company"), and ____________ ("Indemnitee").
RECITALS

WHEREAS, the Company desires that Indemnitee resign his position as a director of the Company;

WHEREAS, Indemnitee has agreed to resign his position as a director of the Company, provided that the Company indemnifies Indemnitee as set forth herein, in addition to any insurance coverage provided by the Company for Indemnitee.

NOW, THEREFORE, the Company and Indemnitee hereby agree as set forth below.

1. Indemnification .

(a)  To the extent permitted under the Delaware General Corporation Law (the "DGCL"), the Company shall indemnify Indemnitee against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claim sustained by Indemnitee by reason of the fact that Indemnitee is or was serving as a director, officer, employee or agent of the Company or acting in such capacity in another entity at the Company's direction, provided that the liability or loss was not the result of gross negligence or willful misconduct by Indemnitee.

       (b)  The Company will not indemnify Indemnitee for any liability imposed by judgment and the costs associated therewith, including attorneys' fees, arising from or out of a violation of state or federal securities laws unless: (i) a court approves the settlement and finds that indemnification of the settlement and related costs is proper; or (ii) there has been a dismissal with prejudice or a successful adjudication on the merits of each count involving alleged securities law violations, provided that Indemnitee apprises the court of the position of the Securities and Exchange Commission with respect to indemnification for securities law violations before seeking court approval for indemnification.

(c)  To the extent permitted under the DGCL, the Company shall advance funds to Indemnitee for legal expenses and other costs incurred as a result of a legal action initiated against Indemnitee if the legal action relates to the performance of duties or services by Indemnitee on behalf of the Company and Indemnitee agrees in writing to repay the advanced funds to the Company if it is ultimately determined that Indemnitee is not entitled to indemnification. The rights accruing to Indemnitee hereunder shall be in addition to any other right to which Indemnitee may be lawfully entitled, and nothing contained herein shall restrict the right of Indemnitee to contribution as may be available under applicable law.

2.  Procedures for Indemnification and Expense Advances .

(a)  Notice/Cooperation By Indemnitee . Indemnitee shall notify the Company in writing as soon as practicable of any claim or action made against Indemnitee for which indemnification will or could be sought under this Agreement; provided that failure to so notify shall not affect Company's obligations hereunder unless the failure to so notify materially prejudices the Company's rights or defenses in connection with the underlying claim or action. In addition, Indemnitee shall cooperate with the Company and provide it with the information it reasonably requires to assert its rights or defenses to the underlying claim or action.

(b)  Timing of Payments . The Company shall make all payments required under this Agreement as soon as practicable after written demand by Indemnitee is presented to the Company, but in no event later than five (5) business days after Indemnitee presents its demand to the Company.

(c)  No Presumptions: Burden of Proof . For purposes of this Agreement, the termination of any claim or action by judgment, order, settlement (whether with or without court approval) or conviction or upon a plea of nolo contendere , or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or be treated as a decision of a court that indemnification is not permitted by this Agreement or applicable law. If a claim for indemnification under this Agreement is not timely paid by the Company, Indemnitee may, but need not, bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 13 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses (including attorneys' fees) of bringing the action. The Company may assert, as a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action or proceeding in advance of its final disposition), that Indemnitee has not met the required standard of conduct for the Company to indemnify Indemnitee for the amount claimed. The burden of proof shall be on Indemnitee to establish, by a preponderance of the evidence, that he is entitled to indemnification. If the Company contests Indemnitee's right to indemnification, the decision shall be reserved for a court; and neither the Company's failure to determine that indemnification is proper nor the Company's determination that indemnification is not proper shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

(d)  Notice to Insurers . If the Company has director and officer liability insurance, or "tail" coverage with respect to Indemnitee in effect at the time that it is notified of a claim, the Company shall promptly notify the insurers of the claim in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause the insurers to pay on behalf of Indemnitee all amounts payable as a result of the proceeding in accordance with the terms of the policies.

(e)  Selection of Counsel . The Company may assume the defense of any claim or proceeding for which indemnification is sought by Indemnitee with counsel approved by Indemnitee, provided that Indemnitee may not unreasonably withhold approval, so long as the Company notifies Indemnitee of Company's election within a reasonable time of receiving notice of the claim or proceeding. If Indemnitee approves exercise of the Company's rights hereunder, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that: (i) Indemnitee shall have the right to employ his or her own counsel in any such proceeding at Indemnitee's expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee's counsel shall be paid by the Company.

3.  Additional Indemnification Rights; Nonexclusivity .

(a)  Scope . Notwithstanding any provision of this Agreement, if, after the date of this Agreement, the Company's Certificate of Incorporation or other governing document is amended to expand the Company's right to indemnify a member, or former member, of its board or an existing or former officer, employee or agent, then Indemnitee shall be entitled to the increased protection. If the Certificate of Incorporation or other governing document is amended to narrow or limit the Company's right to indemnify a member or former member of its board or an exiting or former officer, employee or agent, such changes, to the extent not otherwise required by law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties' rights and obligations hereunder.

(b)  Nonexclusive . The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company's Certificate of Incorporation or other governing document, any agreement, any vote of shareholders or disinterested directors, any applicable law or otherwise, both as to action in Indemnitee's official capacity and as to action in another capacity while holding office. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he may have ceased to serve in the capacity at the time of any action or other covered proceeding.

4.  Partial Indemnification . If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by him or her in investigating, defending, appealing or settling any civil or criminal action or proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled.

5.  Insurance Coverage . The Company shall (A) continue to effect its directors and officers liability insurance policy applicable Indemnitee on terms substantially similar to its presently existing directors and officers liability insurance policy (the "D&O Policy") for five (5) years after the effective date of resignation, or shall procure "tail" coverage for Indemnitee on terms substantially similar to the D&O Policy, and (B) pre-fund all of the premium payments necessary to maintain the D&O Policy or the "tail" coverage for a period of five (5) years from the effective date of Indemnitee's resignation as a member of the Company's board of directors. The Company' acknowledges that Indemnitee's resignation as a member of the Company's board of directors shall not be effective until such time as the Company has fulfilled its obligations under this Section 5 .

6.  No Duplication of Payments . The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent that Indemnitee has otherwise received payment (under any insurance policy, provision of the Company's Certificate of Incorporation or other governing document) of the amounts otherwise payable hereunder.

7.  Severability . If any provision or provisions of this Agreement are found invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.  Exceptions . Except as provided in Section 3(a) hereof, the Company shall not be obligated under this Agreement for the following:

(a)  Claims Initiated by Indemnitee . To indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law, unless approved by the board;

(b)  Lack of Good Faith . To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous;

(c)  Insured Claims . To indemnify Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) which have been paid directly to Indemnitee by an insurance carrier under a policy of director and officer liability insurance maintained by the Company; or

9.  Effectiveness of Agreement . This Agreement shall be effective as of the date set forth on the first page and shall apply to prior acts or omissions if Indemnitee was an officer, director, employee or agent of the Company, or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time the act or omission occurred.

10.  Construction of Certain Phrases . For purposes of this Agreement:

(a)  References to the "Company" shall include any entity or constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, trustees, officers, employees or agents, so that if Indemnitee is or was a director, trustee, officer, employee or agent of such constituent corporation, or it or was serving at the request of such constituent corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving entity as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(b)  References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to "serving at the request of the Company" shall include any service as a director, trustee, officer, employee or agent of the Company which imposes duties on, or involves services by, Indemnitee with respect to an employee benefit plan, its participants, or beneficiaries.

(c)  The term "expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in any proceeding, including any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, whether or not initiated prior to the effective date hereof.

11.  Counterparts . This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

12.  Successors and Assigns . This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and Indemnitee's estate, heirs, legal representatives and assigns.

13.  Attorneys' Fees . If any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys' fees, incurred by Indemnitee unless, as a part of the action, a court of competent jurisdiction expressly determines that each of the material assertions made by Indemnitee as a basis for the action was not made in good faith or was frivolous. Any action instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys' fees, incurred by Indemnitee in defense of the action (including with respect to Indemnitee's counterclaims and cross-claims made in the action) unless, as a part of the action, a court of competent jurisdiction expressly determines that each of Indemnitee's material defenses to the action was made in bad faith or was frivolous.

14.  Notice . Any notice required or permitted hereunder shall be made in writing: (i) either by actual or delivery of the notice into the hands of the party entitled; or (ii) by depositing the notice in the United States mail, certified or registered, return receipt requested, all postage prepaid and addressed to the party to whom notice is to be given at the party's respective address set forth below, or such other address as the party may, from time to time, designate by written notice to the other party.

15.  Choice of Law and Consent to Jurisdiction . This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Delaware.

16.  Subrogation . If the Company makes any payment under this Agreement, the Company shall be subrogated to the extent of the payment to all of the rights of recovery of Indemnitee, who shall execute all documents and take all actions that may be necessary to secure these rights and to enable the Company effectively to bring suit to enforce these rights.

17.  Amendment and Termination . No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

18.  No Construction as Employment Agreement . Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries or affiliated entities.

The parties hereto have executed or caused to be executed this Agreement as of the date first above written.

SEMELE GROUP, INC. By:____________________________________ James A. Coyne, President Address: 200 Nyala Farms Westport, CT 06880

AGREED TO AND ACCEPTED: INDEMNITEE: ________________________ Address: _________________________ _________________________ _________________________ (address)

Exhibit B

The capitalized terms used in this Exhibit B have the meanings set forth in the attached Agreement.

Notwithstanding any other provision of the Tender Offer or the Agreement, the Purchasers shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchasers’ obligation to pay for or return tendered shares of the Company’s common stock after the termination or withdrawal of the Tender Offer), to pay for any such shares, and may terminate the Tender Offer, if at any time on or after January 14, 2004 and prior to the acceptance for payment of or payment for tendered shares, any of the following conditions shall occur and be continuing:

(a)  there shall be instituted or pending any action or proceeding before any domestic court, government or governmental entity, other than by the Company, a stockholder of the Company or any person affiliated with the Company, (i) challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the making of the Tender Offer, the acceptance for payment of or payment for some of or all the shares by the Purchasers or the consummation by Split, (ii) seeking to prohibit or impose material limitations on the ability of the Purchasers effectively to exercise full rights of ownership of their shares of common stock of the Company or seeking to prohibit Purchasers from effectively controlling in any material respect the business and operations of the Company, (iii) seeking to require divestiture by the Purchasers of any shares of common stock of the Company or seeking to obtain from the Company or the Purchasers, by reason of any of the transactions contemplated by the Agreement any damages that are material to the Company or the Purchasers, or (iv) that otherwise, in the reasonable judgment of the Purchasers, is likely to materially adversely affect the Company or the Purchasers, provided that, in any such case, the Purchasers shall have used their commercially reasonable efforts to defeat or have vacated such action or proceeding and shall have failed to do so; or

(b)  there shall be any action taken, or any statute, rule, regulation, injunction, interpretation, judgment, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Purchasers, the Company, the Tender Offer or the Split, by any court, government or governmental entity; or

(c)  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, which suspension or limitation shall continue for at least three consecutive trading days, (ii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s 500 Index by an amount in excess of 25%, measured from January 14, 2004 (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a material adverse impact on the capital markets of the United States, or (v) in the case of any of the foregoing existing on the date of this Agreement, a material acceleration, escalation or worsening thereof; or

(d)  the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Agreement, or any of the representations and warranties of the Company set forth in the Agreement shall not be true and correct; or

(e)  the Agreement shall have been terminated in accordance with its terms; or

(f)  a tender offer or exchange offer for more than 50% of the issued and outstanding shares of the common stock of the Company shall have been made or publicly proposed by a third party for a price in excess of $1.40; or

(g)  the Board of Directors of the Company withdraws or modifies in a manner adverse to Purchasers its approval or recommendation of the Tender Offer, the Agreement or the Split;
which, in the reasonable judgment of the Purchasers, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Tender Offer and/or with such acceptance for payment or payments.

The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers regardless of the circumstances giving rise to such condition or may be waived by the Purchasers in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchasers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.